Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES COMMENCEMENT OF

CASH TENDER OFFER FOR 6.875% SENIOR UNSECURED NOTES DUE 2028

FRANKLIN, Tenn. (April 23, 2025) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 6.875% Senior Unsecured Notes due 2028 (the “Notes”) on the terms and subject to the conditions set forth in the Issuer’s Offer to Purchase and Consent Solicitation Statement, dated April 23, 2025 (the “Offer to Purchase”).

The complete terms and conditions of the Tender Offer and the Consent Solicitation (as defined below) are set forth in the Offer to Purchase that is being sent to holders of the Notes.

The following table sets forth certain terms of the Tender Offer:

CUSIP / ISIN No.(1)	Title of Security	Aggregate Principal Amount Outstanding(2)	Tender Offer Consideration(3)	Early Tender Payment(3)	Total Consideration(3)(4)
144A: 12543DBE9 / US12543DBE94 Reg. S: U17127AP3 / USU17127AP30	6.875% Senior Unsecured Notes due 2028	$625,885,000	$700.00	$50.00	$750.00

(1)	CUSIP/ISIN information is provided for the convenience of holders of Notes. No representation is made as to the correctness or accuracy of such numbers.
(2)	Aggregate principal amount outstanding as of April 23, 2025.
(3)

Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Issuer. Does not include accrued but unpaid interest, which will also be payable as described in the Offer to Purchase.

(4)	Includes the Early Tender Payment.

The consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined in the manner described in the Offer to Purchase. As described in the Offer to Purchase, tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on May 6, 2025, unless extended (the “Early Tender Deadline”), but may not be withdrawn thereafter, except in limited circumstances required by law. The Tender Offer will expire at 5:00 p.m., New York City time, on May 21, 2025, unless extended (such date and time, as the same may be extended, the “Expiration Time”) or earlier terminated by us. In order to receive the Total Consideration, holders of Notes must validly tender and not validly withdraw their Notes at or prior to the Early Tender Deadline. Subject to the terms and conditions of the Tender Offer, (i) the date of purchase for Notes validly tendered at or prior to the Early Tender Deadline and accepted for purchase is currently expected to be May 8, 2025 (the “Early Settlement Date”) and the date of purchase for Notes validly tendered at or prior to the Expiration Time and accepted for purchase (other than Notes purchased on the Early Settlement Date) is currently expected to be May 23, 2025 (the “Final Settlement Date”). All holders of Notes accepted for purchase pursuant to the Tender Offer will also receive the accrued and unpaid interest applicable to such Notes from the last interest payment date to, but not including, the Early Settlement Date or Final Settlement Date, as applicable.

As part of the Tender Offer, the Issuer is also soliciting consents (the “Consent Solicitation”) from the holders of Notes for certain proposed amendments (the “Proposed Amendments”) as set forth in the Offer to Purchase that would, among other things, eliminate substantially all restrictive covenants, certain events of default and certain other provisions contained in the indenture governing the Notes (the “Notes Indenture”). Adoption of the Proposed Amendments with respect to the Notes requires the consent from holders of at least a majority of the outstanding principal amount of Notes (the “Requisite Consent”).

Each holder tendering Notes pursuant to the Tender Offer must also deliver a consent to the Proposed Amendments pursuant to the Consent Solicitation and will be deemed to have delivered their consents by virtue of such tender. Holders of the Notes may not deliver consents without also tendering their Notes. If the Proposed Amendments become operative with respect to the Notes, holders of Notes that do not tender their Notes (or holders of the Notes whose tenders are not accepted) will be bound by the Proposed Amendments, meaning that the remaining outstanding Notes will no longer have the benefit of substantially all restrictive covenants and certain events of default contained in the Notes Indenture. In addition, such holders will not receive either the Tender Offer Consideration or the Early Tender Payment. The Issuer may, in its sole discretion, complete the Tender Offer even if valid consents sufficient to effect the Proposed Amendments are not received. If the Tender Offer is terminated, withdrawn or consummated without the Requisite Consents, the Notes Indenture will remain in effect in its present form.

A multi-asset investment manager with certain funds and accounts that beneficially own approximately 82% of the aggregate principal amount of the outstanding Notes has committed to tender (and not withdraw) all of its Notes in the Tender Offer and deliver the related consents in the Consent Solicitation. Accordingly, the Issuer believes it will receive the Requisite Consent.

The Issuer expects to use cash on hand to fund the Tender Offer and the Consent Solicitation, including fees and expenses (including accrued and unpaid interest) payable in connection with the Tender Offer and the Consent Solicitation.

The Tender Offer and the Consent Solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase. The Tender Offer is not conditioned upon the tender of any minimum principal amount of Notes or obtaining the Requisite Consent. The Issuer expressly reserves the right for any reason, subject to applicable law, to extend, abandon, terminate or amend the Tender Offer and the Consent Solicitation.

The Issuer has retained Citigroup Global Markets Inc. to act as the dealer manager in connection with the Tender Offer and as the solicitation agent in connection with the Consent Solicitation. Questions about the Tender Offer or the Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or by email at ny.liabilitymanagement@citi.com. Copies of the Offer to Purchase and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and the information agent for the Tender Offer and the Consent Solicitation, at (855) 654-2015 (toll free) or (212) 430-3774 (collect) or by email at contact@gbsc-usa.com.

The Tender Offer is being made solely by means of the Offer to Purchase. Under no circumstances shall this press release constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell the Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the Notes. No recommendation is made as to whether holders of Notes should tender their Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts:	Media Contact:

Kevin J. Hammons, 615-465-7000	Tomi Galin, 615-628-6607
President and Chief Financial Officer	Executive Vice President, Corporate
or	Communications, Marketing and Public Affairs
Anton Hie, 615-465-7012
Vice President – Investor Relations

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